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

RIDGEWOOD POWER LLC

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Robert E. Swanson, President



TO:      Ridgewood Power Shareholders                           February 6, 2002

RE:      Where We Are
         Proxy Solicitation Approved
         Timing of Resumption of Dividends

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This letter is longer than I had hoped,  and is going out two weeks later than I had planned. Over the past three weeks I kept adding to the letter. Discussing one subject prompted the inclusion of another subject in order to give context. This letter started with a discussion of the timing of a possible merger of the Ridgewood Power entities. Because that discussion must be approved by our securities lawyers and any letter on that subject must be filed with the SEC, we finally took that portion out of this letter. We will send that discussion as a separate letter in a few weeks.

WHERE THE RIDGEWOOD COMBINED ENTITIES STAND TODAY

We sent a letter on December 14, 2001 entitled "Ridgewood Power has no Enron or Calpine Problem". Because we were in the middle of a Proxy Solicitation, I did not want to get too specific in that letter, but merely wanted to clarify the issue for any Ridgewood Shareholder that was concerned.

Because the news from Enron keeps getting more distressing each week, I wanted to provide more specific details about the economic health and viability of the combined Ridgewood Power entities before discussing the other important subjects in this letter. We continue to receive questions about the finances of the combined enterprise. Therefore, this letter will provide numbers about the enterprise as a whole, in addition to discussing matters affecting dividend payments from individual Funds.

As I said in December, key differences between the Ridgewood Power companies on the one hand and companies like Enron, Calpine, and Mirant on the other are (i) we have comparatively little debt, (ii) we have no energy trading or energy hedging operation and (iii) Ridgewood plants run at relatively high operating margins. Having relatively high operating margins in "normal" times, combined with a low debt load has allowed the Ridgewood entities to survive 2001, an extremely difficult time.

The year 2001 was a difficult time for most independent power producers, including Ridgewood Power. (I) The California energy crisis resulted in both Pacific Gas & Electric and Southern California Edison not paying for electricity for a portion of the year (including the bankruptcy filing of PG&E). (II) We had drought conditions in much of the nation, dramatically reducing cash flow from our hydro plants which are located in California, Nevada, Virginia, New York, and Maine. (III) We suffered a negative cash flow on our two largest power plants, Penobscot and Eastport, the waste wood chip burning plants in Maine.
(IV) Our Egypt operation which was going very well prior to September 11, was hurt significantly in the fourth quarter by a dramatic decline in tourism throughout the world.

The table shows preliminary results for 2001, plus estimates for 2002 and 2003. Despite all the negative factors, we got through 2001 with a small positive operating cash flow. For 2002 we show a Low Case and a High Case because we want to show alternative assumptions. We expect that actual results will come somewhere in between. It should be pointed out that we could do worse than the Low Case, or better than the High Case. These are our internal working numbers that we believe are realistic and that we use for internal budgeting and planning.

As you can see in the table below, the Low Case for 2002 has gross revenues of $50,600,000 and the High Case has gross revenues of $65,700,000. Before debt service, the combined entities have a net operating positive cash flow of $12,900,000 in the Low Case and $17,900,000 in the High Case. Both are dramatic improvements in comparison to $5,900,000 (before debt service) in 2001.

                                ---------------

                 CASH FLOWS FOR ALL RIDGEWOOD POWER COMPANIES 1



                    Preliminary                                      Estimated
                    Unaudited 2          Estimated 2002 3              2003 3
                       2001          Low Case       High Case         Mid Case
Gross revenue       $44,900,000     $50,600,000     $65,700,000     $80,100,000
Expenses            -39,000,000     -37,700,000     -47,800,000     -54,000,000
Net Operating Cash
 Flow                 5,900,000      12,900,000      17,900,000      26,100,000
Interest on debt     -1,900,000      -2,900,000      -2,900,000      -3,400,000
Net after interest    4,000,000      10,000,000      15,000,000      22,700,000
Debt principal       -2,900,000      -4,000,000      -4,000,000      -5,500,000
Net cash flow
 after interest
 and principal      $ 1,100,000     $ 6,000,000     $11,000,000     $17,200,000

1 Assumes no new capital invested, and a portion of the current cash flow is reinvested to expand certain projects.
2 Excludes non-recurring expenses associated with the proxy solicitation and issues related to a possible merger.
3 Estimates for 2002 show both a Low Case and High Case which are included because they represent what Ridgewood Power believes are relatively predictable estimations. For 2003, Ridgewood Power works from a "Mid Case" model with the expectation that numbers will vary up or down.


Many other (but not all) key assumptions are explained in the text of this letter. Actual performance may vary materially from these estimates, which are subject to change. See "Notice Regarding Forwarding-Looking Statements."

                                ---------------

The 2002 Low Case: The entities for 2002 show for the Low Case an increase in gross revenue (compared to 2001) of $5,700,000. The two key contributors to the increase are that (i) our California power plants are now running and being paid on a current basis, which we assume will continue, and (ii) we assume that the hydros have normal (25-year historic average) water flows this year as opposed to sub-normal conditions. (With no fuel cost on the hydros, each $1.00 increase in revenue (more rain) goes to the bottom line.) The 2002 Low Case assumes that Egypt continues to operate at current very reduced levels all year, and that the Penobscot and Eastport Plants do not enjoy positive developments which we think are possible by mid-year. We also assume that our other plants operate at or close to 2001 levels.

The 2002 High Case: We add to the Low Case the assumption that Egypt starts improving by summer, and that Penobscot and Eastport also begin to benefit from the "Green Power" initiatives discussed below. (There are many other factors, each of which is smaller, that collectively have a material impact.)

The combined Ridgewood entities were able to get through a convergence of problems in 2001 because, in more normal times, we have relatively predictable gross revenue, high operating margins, and relatively little debt. Our business is quite conservatively structured. In extremely difficult times like 2001, we still get by.

NO PRICE INCREASE ASSUMED FOR WHOLESALE ELECTRIC PRICES

It is important to note that the dramatic revenue increases in 2002 and 2003 do not depend on any wholesale price increases for electricity. The vast majority of our power plants have favorable long-term power contracts which means that these power plants are not affected by price swings for electricity. The notable exception where we do not have long-term contracts pertains to the Penobscot and Eastport plants (Trusts IV and V). They do not have long-term contracts and are currently adversely affected by the low electricity prices in New England. Our model assumes continued low wholesale electricity prices through 2003. We have assumed for Penobscot and Eastport the benefit of a price support for electricity made from renewable energy (we burn waste wood chips). That subsidy is scheduled to go into effect January 1, 2003, and, depending on the issuance of regulations, may benefit these plants in mid-2002. (Other environmentally beneficial generating assets such as hydro electric, landfill methane, and natural gas "QF's", already enjoy price supports).

THE BASIS FOR THE INCREASE IN 2003

In addition to the benefit to Penobscot and Eastport, dramatic improvements in 2003 result from additions to generating capacity at our landfill methane power plants in Olinda, California, Providence, and the United Kingdom. In all three cases the development rights were lined up during 2001. In October 2001, the Ridgewood/U.K. investment (Trust V and The Growth Fund) acquired the English development company with which we had been working for three years. (Ridgewood owns 76% and controls the merged entity.) Therefore, in the U.K. we own a portfolio of development projects and a development company. At Olinda and Providence we acquired the rights to expand both projects of which we own 100%. Both Olinda and Providence provide for two stages of expansion. The first stage is a smaller expansion and has been assumed into the 2003 numbers.

In the post-Enron era, there may or may not be any real accounting reforms, but it is possible that there will be an appreciation for solid cash flow in a transparent financial structure. Improvements for 2002 over last year are not based on excessive optimism, but are merely based on the assumption that we will avoid drought, pestilence, and a new California plague. After such a difficult 2001, 2002 is a rebuilding year. A year and a half ago, we would have expected to be in better shape today. We have excellent core assets, and this year we expect to start catching up. We see 2003 as where we expected to be this year, before the set backs of 2001.

CASH FLOW INCREASE IN 2003 PREDOMINATELY IN TRUST V, THE GROWTH FUND AND RIDGEWOOD/EGYPT

The last section of this letter discusses the resumption of dividends, which depend on cash flow. The more recently formed Ridgewood Power Trusts are expected to enjoy proportionately larger cash flow increases in 2003. The largest expected cash flow increases in 2003 and beyond are expected to come from:

   Project                                           Owned by
Ridgewood/Egypt                  Trust V, The Growth Fund, Ridgewood/Egypt Fund
Ridgewood/UK                     Trust V, The Growth Fund
Providence                       Trust III, Trust IV
Penobscot and Eastport           Trust IV, Trust V
Olinda                           Trust I

Trust I has such a large cash flow from Olinda that it can pay dividends and expand Olinda. Other Funds which expect dramatic increases in cash flow are required to reinvest cash this year. Those Funds should be in a substantially better cash position in 2003.

OVERWHELMING APPROVAL OF PROXY SOLICITATION

We want to thank Shareholders of Power Trusts I through V and The Growth Fund for their overwhelming approval of the Proxy Solicitation dated November 5, 2001. On average, votes of Approval to Disapproval ran 26-to-1. The votes were remarkably consistent among the various Ridgewood Power Trusts. The lowest approval ratio was 95.3% to 4.7%. The highest approval ratio was 97.6% to 2.4%. The level of response from Shareholders of the various Trusts was also remarkably consistent. On average we received completed proxies from 71% of the shares eligible to vote.

We thank you for your overwhelming approval of the management proposals in the Proxy Solicitations. Even those simple changes took five months including drafting the proxy, filing and review by the SEC, printing and distribution, and the Shareholder voting period. With that five-month process behind us, any subsequent major transaction will be that much further along.

PROXY APPROVAL ALLOWS CONSISTENT ACCOUNTING FOR ALL TRUSTS

When we started the Proxy Solicitation process last summer, no one was anticipating Enron. However, the Proxy materials pointed out that Ridgewood Power Trusts I, II, and III were required to account differently for assets than the other Power Trusts. The first three Trusts were regulated by the 1940 Securities Act which has different rules than apply to the other Power Trusts. Our SEC filings of our 10-K's and 10-Q's were required to account differently for similar assets owned by various Power Trusts. Even before Enron, it was highly desirable to eliminate confusing accounting. Now all our SEC filing will employ the same rules. Every step towards simplicity and clarity is an advance.

PARTIAL RESUMPTION OF QUARTERLY DIVIDENDS

Where available operating revenue permits we are going to resume quarterly dividends. At the present time our plan is to commence quarterly dividends at annualized rates as follows:

                          Annualized Dividend Rate        1st Quarterly Payment
    Power Trust I                  8%                         April 15
    Power Trust II                 4%                         April 15
    Power Trust III                4%                          July 15
    Power Trust IV                 4%                        October 15

Power Trust V, The Growth Fund, and the Ridgewood/Egypt Fund cannot commit to a firm date to commence quarterly dividends, although there is a possibility that one or more of those Funds could commence dividends in October. We are trying to strike a balance between paying a current cash dividend and simultaneously trying to improve assets and long-term profitability. Sustainable profitability and growth are more valuable to a Shareholder than receiving an extra few percent this year in current dividends. Trying to strike a balance leaves virtually everyone, including ourselves, somewhat dissatisfied.

The fact that we are paying dividends from one Trust and not from another Trust does not necessarily predict long-term relative values. For example, Trust V and The Growth Fund jointly own the Ridgewood/U.K. project which owns landfill methane power plants in England, Scotland, and Spain. Those power plants operate profitably with a high degree of predictability. Last summer we negotiated to acquire the development company (Combined Landfill Properties, Ltd.) in a transaction which provides the Ridgewood/U.K. investment with a substantial supply of new power plants to provide growth for our asset, plus we now receive the benefit of the developer's profit. Our Ridgewood/U.K. entity owns 76% of the newly merged entity (which closed in October) and the owners and employees of the development company own 24%. We are plowing the U.K. cash flow back into the development of new projects. Although that cash is not currently available for dividends, there are substantial earnings plus a clear path to earnings growth, a combination with superior long-term prospects.

Another example is the Ridgewood/Egypt investment which was doing extremely well prior to September 11 but has been hurt by the worldwide slump in tourism. Hotel occupancy on the Red Sea has been slowly improving since October and November. Summer is the busy season, and we will know more by July. Even in these conditions, Ridgewood/Egypt is cash flow positive, but would not receive a high valuation today.

CONCLUSION

The combined Ridgewood Power entities are strong and are expected to have dramatically increased revenue and cash flow based on identifiable improvements and projects that are in the works and on other events not dependent on wholesale power price increases. Although 2001 was difficult and set us back a year, we believe that we are on track for revenue growth and cash flow growth.

We plan over the next several months to provide detailed reports on many of the investments briefly referred to in this letter. This letter could not explain our assumptions for 2002 and 2003 without referring to them. At the same time, space in this letter did not allow for a more detailed explanation.

We have a dedicated and skilled team managing these assets and running our power plants. We have realistic expectations of improved operating results.

/s/ Robert E. Swanson


Postscript: History Will Repeat Itself: The February 5, 2002 New York Times carried a front-page story entitled "Electricity Crisis Eases In New York". The tragedy of September 11 reduced electric demand in New York due to destroyed office space and other job losses. Consequently there is a short-term surplus of electricity, and prices are currently low. The Times reports that almost two-thirds of the announced new power projects for New York are unlikely to be built. Nationally, they estimate that at least half of previously announced projects are expected to not be built.

We think that the U.S. will continue on a boom-bust cycle for electricity. Demand swings are short-term, often in cycles of a couple of years. Building new power plants is a very long-term process. It takes many years to (i) plan, (ii) permit, (iii) finance, and (iv) construct major new power plants. After Enron, Calpine, Global Crossing, etc. it will be years before there is knee jerk financing of billion dollar fixed assets which sell spot-market commodities. (Yes, Global Crossing is similar: multi-billion dollar fixed assets selling spot-market bandwidth.)

The New York Times also reported that there is little chance of a power shortage this year. There will be electric power shortages when (i) economic recovery combines with (ii) a hot summer.

Because of our long-term contracts, most Ridgewood Power assets are not affected by these price swings. Penobscot, Eastport, and the expansions of Olinda and Providence could benefit substantially. The U.S. economy will be hurt by power shortages.

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NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This letter contains forward-looking statements. These statements discuss business trends and other matters relating to the Ridgewood Power companies' future results, the electricity industry, the securities markets and the business climate. In order to make these statements the companies and Ridgewood Power have had to make assumptions as to the future and to accept information and assumptions from other companies. The companies and Ridgewood Power have also had to make estimates in some cases about events that have already happened, and to rely on data that may be found to be inaccurate at a later time. Because these forward-looking statements are based on assumptions, estimates, and changeable data, and because any attempt to predict the future is subject to other errors, what happens to any or all of the companies in the future may be materially different from the statements here.

The Ridgewood Power companies and Ridgewood Power therefore warn readers of this document that they should not rely on these forward-looking statements without considering all of the things that could make them inaccurate. This memorandum discusses many (but not all) of these risks and uncertainties that might affect these forward-looking statements. By making these statements now, we are not making any commitment to revise these forward-looking statements to reflect events that happen after the date of this document or to reflect unanticipated future events.

Each Trust's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q contains more information concerning your Trust's business and risks of your investment.